                                                                   EXHIBIT 12.1



                       ANCHOR GLASS CONTAINER CORPORATION
                       STATEMENT RE COMPUTATION OF RATIOS
                             (DOLLARS IN THOUSANDS)





                          PERIOD FROM FEBRUARY 5, 1997
                                TO MARCH 31, 1997
--------------------------------------------------------------------------------
EARNINGS-

Income (loss) before income taxes,
    extraordinary items and cumulative
    effect of accounting change                     $  (6,043)

Interest and amortization of
    debt expense                                        3,004

Rental expense representative
    of interest factor                                  1,257
                                                    ---------

           Total earnings                           $  (1,782)
                                                    =========



FIXED CHARGES-

Interest and amortization of
    debt expense                                    $   3,004

Rental expense representative
    of interest factor                                  1,257
                                                    ---------

           Total fixed charges                      $   4,261
                                                    =========



RATIO OF EARNINGS TO FIXED CHARGES                          -
                                                    ---------

DEFICIENCY OF EARNINGS
    AVAILABLE TO COVER FIXED CHARGES                $   6,043
                                                    =========




For the purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting, plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense.